Exhibit 99.3

Archaea Energy

Investor Call

Transcript

April 7, 2021

Speakers:

●	Daniel Rice: CEO, Rice Acquisition Corp.

●	Kyle Derham: President & CFO, Rice Acquisition Corp.

●	Nick Stork: CEO, Archaea Energy

●	Rich Walton, President, Archaea Energy

●	Brian McCarthy: CFO and CCO, Archaea Energy

Archaea Energy Investor Presentation	Wednesday, 7th April 2021

Danny Rice

CEO, Rice Acquisition Corp

Good afternoon, everyone. Welcome to the Archaea Energy investor call. This is Danny Rice, CEO of Rice Acquisition Corp. And I am joined today by Kyle Derham, our president and CFO, along with members of the Archaea management team, Nick Stork CEO, Rich Walton, president, and Brian McCarthy, CFO and chief commercial officer.

The purpose of this call is to walk you through our rationale for these acquisitions and provide an outlook for what we expect for the combination. I will be referencing certain slides in our investor presentation, so it might be helpful if you have this handy. These slides can be found on our website at www.ricespac.com.

Please review the disclaimers included in the investor presentation.

Before we get started, I would like to remind you that statements we make during this call contain forward looking statements within the meaning of the private securities litigation reform act of 1995 and are subject to risks and uncertainties. Any statement that refers to expectations, projections or characterizations of future events, including financial projections, the anticipated benefits of the proposed transaction or future market conditions, is a forward looking statement. The combined company’s actual future results could differ materially from those expressed in these forward looking statements for any reason, including those set forth in our investor presentation. Rice Acquisition Corp, Archaea and Aria do not assume any obligation to update any such forward looking statements.

Please also note that the past performance or market information is not a guarantee of future results. During this conference call, we will discuss non GAAP financial measures as defined by SEC regulation G. We believe non GAAP disclosures enable investors to better understand the company’s core operating performance. Please refer to the investor presentation for more information regarding our usage of non GAAP measures.

In connection with the proposed transaction, Rice Acquisition Corp intends to file with the SEC a proxy statement on form 14 A with respect to our stockholder meeting to vote on the proposed transaction. The proxy statement will contain important information about the proposed transaction and related matters.

So let us begin with slide one in the presentation. We are really happy to bring to market a deal that goes beyond what we aspired to deliver when we completed our IPO back in October. At that time, we told our IPO investors we planned to leverage our deep operational experience building best-in-class energy companies to acquire a high-quality business in the energy transition space with a particular focus in the quickly emerging renewable fuels sector.

So that is what we set out to do. And over the last six months, Kyle and I evaluated many businesses, solutions and ideas in the renewable fuels market, and we ultimately concluded that, when assessing the entire lifecycle of these various fuels, from feedstock origination through final combustion, renewable natural gas, primarily RNG produced by landfills, is the most complete renewable fuel in the world. And in a bit, Nick will cover all the reasons why that is.

Archaea Energy Investor Presentation	Wednesday, 7th April 2021

So with this information, Kyle and I set out to find the most comprehensive business in the landfill gas sector. When we began this project, we knew that the landfill gas industry was a highly fragmented one, one comprised of a couple small public companies and many private ones. So we knew going into this search we might have to roll up a couple of smaller companies to create the premier RNG platform for all stakeholders, and I think we have done that here.

So we have managed to acquire two highly regarded private renewable gas companies, Aria Energy and Archaea Energy. And for all the reasons we will cover today, we truly believe this transaction creates the most comprehensive RNG developer in the industry, combining both an existing operating asset base with a robust development pipeline.

And we are proud to deliver this company to the market at a very compelling valuation: 8.2 times estimated 2022 EBITDA, which scales down to 3.5 times estimated 2024 EBITDA. Looking back on our success building Rice Energy from scratch into a $10 billion company, we know what it takes to build an industry leader. And we think this combined business has all the pieces today to generate even greater success, and in an accelerated timeframe.

I hope that sets the stage for today’s call. So with that, I will turn it over to Kyle to walk through the transaction on slide two.

Kyle Derham

President and CFO, Rice Acquisition Corp

Thanks, Danny. As mentioned, we are acquiring two businesses: Aria Energy for $680 million and Archaea Energy LLC for $347 million. The combined business will be called Archaea Energy which we will refer to throughout as Archaea or simply the company.

In addition to those acquisitions, we are putting $364 million of cash on the balance sheet, which will fully fund the company’s five year capital plan and bridges the company to free cash flow generation, starting in 2023.

As such, the company will not require additional external financing to achieve the projections shared on this call.

To fund the transaction, we have $238 million of cash from the SPAC IPO, $353 million of total debt, and $300 million of new equity capital through the PIPE which was upsized and oversubscribed. The debt capital will lever the company at approximately two times net debt to run rate EBITDA in 2021, and that delevers to one times in 2022.

The Archaea LLC shareholders, which include the Rice family, will be rolling 100% of their equity consideration in the deal. The Aria shareholders are rolling 40% of their equity consideration. Aria is backed by Ares management, who is extremely supportive of the transaction, and will be returning a portion of their consideration as cash to their LPs who had invested in Aria through our 2007 and 2010 vintage fund.

Pro forma ownership is listed on the bottom right hand side of the page. The Rice family has been supportive of this transaction since the beginning. They were founding investors in Archaea LLC in 2018. They put up the at-risk capital for the SPAC, they invested $20 million in the SPAC IPO and are investing another $20 million in this PIPE transaction.

Archaea Energy Investor Presentation	Wednesday, 7th April 2021

Danny Rice

CEO, Rice Acquisition Corp

Okay, thanks, Kyle. So turning to slide three, it goes without saying but we will say it anyways. This is not your typical SPAC. This business is a proven, profitable one today that is developing and deploying proven technology in the field as we speak, as illustrated in the far left column.

The quality of the underlying feedstock is critical to success, and after evaluating nearly every renewable fuel in the world, we strongly believe there is nothing more predictable, flexible, lower cost or better for the environment than the conversion of landfill gas into RNG.

Moving over to that second column, this business has highly predictable economic growth. EBITDA is expected to grow from $40 million in 2020 to nearly $400 million in five years, a 10x increase by executing on its development project backlog.

And to protect this cash flow growth, the company has undertaken a robust commercial strategy that will lock in 60 to 70% of its production volumes under 10 to 20 year, fixed price contracts with customers that are investment grade organizations.

Third, we believe this is the industry’s top team by a long shot and includes leading technical experts, who have built nearly all of the landfill gas to RNG plants in the industry today. This team brings an entrepreneurial edge and an outsider’s approach to what has historically been characterized as a sleepy industry, which is something we can relate to from building Rice Energy. This approach has expanded the economics of what is possible in RNG.

And last and certainly not least, this business is solving a global climate problem in a meaningful way. The impact of capturing emissions from all landfills in the United States is environmentally equivalent to electrifying 75% of all passenger cars in the United States. RNG has the world’s lowest carbon intensity score, and this is evidenced by the dozens of high quality institutions who are committing to RNG to achieve their own carbon neutrality goals. We think Archaea is well positioned to be the renewable producer of choice for this growing list of blue chip companies. And Nick and the team are truly redefining the role of renewable fuels. Kyle?

Kyle Derham

President and CFO, Rice Acquisition Corp

Thanks, Danny. On slide four, the company will have a nationwide footprint serving a wide variety of customers. The assets are difficult to replicate: high flow landfills with predictable feedstock growth under long term development agreements. Unlike most SPACs that have come to the market in the energy transition space, we are starting from a point of profitability. The company generated approximately $40 million of EBITDA in 2020 and is expected to grow to nearly $330 million in 2024. Notably, 95% of the estimated 2024 EBITDA contribution is from assets the company has already secured today through gas rights agreements and are in some form of development today.

Archaea Energy Investor Presentation	Wednesday, 7th April 2021

Incremental to this, we have identified over 25 high probability development opportunities, we believe we can capture and capitalize on in the near term. Together, these projects can collectively generate $250 million of incremental annual EBITDA that is not included in the projections.

Danny mentioned the environmental benefits of the transaction, but just as exciting are the sustainability of cash flow generation this business can achieve, particularly relative to other resource related businesses.

Once these assets are developed, they are expected to produce for 20 to 30 years with essentially no decline and minimal maintenance capital requirements. In fact, volumes and cash flow will typically increase over time as more waste is brought to the landfill. This stands in stark contrast to the E&P shale businesses that Danny and I have run in the past, where production volumes decrease rapidly after turning an asset online. When you combine that with 10 to 20 year fixed price contracts, this business is truly differentiated in its ability to sustainably produce free cash flow.

With that, I am thrilled to hand it over to Nick to provide an overview of the RNG industry and why Archaea is well positioned as the market leader.

Nick Stork

CEO, Archaea Energy

Thanks, Kyle. Hi, everyone. This is Nick Stork and I am the CEO of Archaea. Thanks for being here with us today. I am really excited to walk you through Archaea’s business model, and how we positioned Archaea to create value for our stakeholders.

But first, it might be helpful if we started by explaining what renewable natural gas is, where it comes from, and what it is used for, and why it is so important to the clean energy transition thesis.

I will be referencing certain slides in our presentation, so it might be helpful if you have those handy. So turning to slide six, let us start with where RNG comes from.

RNG comes from the reuse of gas emissions from naturally decomposing waste. We turn these waste emissions into usable energy, which is why it is referred to as renewable gas. Landfills, animal waste, wastewater treatment plants all produce gas naturally through the process of anaerobic decomposition. For landfill gas, emissions and gases are produced for 20 to 30 years after you place waste into landfill. Our systems remove all the non-methane components of the raw biogas, delivering renewable natural gas that meets pipeline specifications, and then has broad deliverability.

Because it is chemically identical to natural gas, RNG is a drop-in green substitute for anyone using fossil fuels. Once we are connected to a pipeline, we can sell RNG anywhere in North America. Beyond power generation and thermal uses, it can be used for transportation fuel in CNG and LNG forms. It can be used as a green feedstock for industrial uses, like methanol, or ammonia production. It can be used to create green hydrogen. And this is something we are particularly excited about over the next several years, and I will talk more about it later in this presentation.

Archaea Energy Investor Presentation	Wednesday, 7th April 2021

So I will talk more in detail about each of these points in the next few slides, but I want to highlight a few important guiding points on slide seven.

First, RNG is sustainable. Capturing all emissions from landfills alone has enormous environmental benefits, equivalent to electrifying most of the US’ transportation fleet. RNG has unique certainty: our process has high uptime and is highly efficient. The source of our product, the feedstock is highly predictable, following a known gas curve. As more waste is generated, more gas is generated.

RNG is deliverable. We can get our product to any customer in North America using the existing pipeline energy infrastructure our country has already spent trillions of dollars on.

The demand for RNG is strong and growing exponentially. This goes beyond the Renewable Fuel Standard and environmental credits. We create the essential product for major energy utilities that are responding to long term regulations and sustainability goals.

And lastly, RNG has broad optionality. You can make money in a variety of ways from RNG, each adding additional free upside to an already attractive core business.

Moving to slide eight. Waste is growing across the country in a variety of forms. We can take waste emissions from each of these categories to create circular economies and attractive rates of return. As I mentioned earlier, our projects translate to large greenhouse gas reductions, which come from our product. So if you use 20% RNG in your vehicle, you will have reduced emissions by over 80%. This includes emission reductions from our project as well as the emission reductions from switching to CNG from diesel.

Lastly, RNG does more than just reduce GHG emissions. Our projects also dramatically improve local air quality, reducing key air pollutants like NOx, Sox, particulate matter, and BOCs like hydrogen sulfide by over 90%. Economically, this is important to corporate buyers who want to have a local impact. One of our potential corporate customers, for example, is excited to work with us on a Kentucky project because they have manufacturing operations in Kentucky. So improving local air quality is important to them, and a number of other large corporate customers that we are in discussions with.

On slide nine, I want to dive into the emission reductions of RNG further. We measure the emissions of our projects using a carbon intensity score calculation or CI for short. On the right side of the page, you can see RNG is one of the lowest CI transportation fuels in the world.

We are driven to continue to lower this score because it is the right thing to do and because we will see a higher price as a result. We have two initiatives to drive large reductions in CI. First, we are planning to fully sequester the CO2 from a number of our projects, and landfill gas is 35% CO2 by volume. So that will take our score, our CI score to zero or carbon neutral. And by adding things like onsite solar for power generation, our CI score can go negative, providing further benefits to the environment and our realized price.

Archaea Energy Investor Presentation	Wednesday, 7th April 2021

So clearly there is true alignment between management, our shareholders, and the environment, which is why we are so passionate about this industry.

Moving to slide 10, RNG is a certain source of renewable energy because landfill gas follows a predictable methanogenic production curve. Even when a landfill stops accepting waste, the gas rate will gradually increase for 10 to 15 years, and then follow a predictably shallow decline thereafter. As you can see on the charts here, more and more waste is going into landfills, which translates the growing landfill gas production, which stands in stark contrast to every other feedstock out there. And the kicker is that there is no cost to this feedstock; we just pay royalties to the landfill owner on the revenue that we generate.

Moving to slide 11, if you want to decarbonize today, RNG is your best choice. Given the pipeline infrastructure in the US and the natural shift that has been occurring over the last 20 years from complex hydrocarbons to cleaner natural gas, RNG fits in today’s energy infrastructure. You do not need a new form of energy creation to use RNG. It is a cost effective, commercial and available substitute today.

The University of California is a great example. They are one of our customers on a number of projects. So UCal has an existing need for natural gas. They use 9 million mmbtus annually across their campuses for onsite power generation and onsite thermal. They looked at replacing this infrastructure, but their analysis showed that using RNG in their existing system was the way to go. By partnering with us, they are able to meet their renewable targets and maintain their non-intermittent critical energy needs, all without incurring new capex.

I will turn it over to Brian McCarthy, our CFO and chief commercial officer, to talk through the demand side of the equation.

Brian McCarthy

CFO and CCO, Archaea Energy

Thank you, Nick. On slide 12, this is showing demand for RNG from both corporate and utility customers is rapidly increasing. Corporates have pledged to their stakeholders to operate more sustainably; they still have to operate. They have figured out solar and wind PPAs for electricity, and now they are solving for their natural gas scope one thermal and power load, which is difficult to substitute for.

We offer a commercial solution. Infrastructure built for natural gas can be greenified with RNG. For example, Amazon is meeting its transportation fuel load with RNG going forward and can use that RNG for heating their distribution centers. Utilities are also looking at RNG as a means of survival. Utilities have spent billions on pipeline systems that move fossil fuels. They need to demonstrate to their customers and stakeholders that they can be part of the future story of sustainability and can provide a green product. Regulators have joined in, requiring utilities to offer RNG to their customers. FortisBC for example is required to have 15% RNG by 2030 by regulatory mandate.

On slide 13, RNG is shown to only represent 0.15% of the total natural gas supply today. Current demand volumes needed from our existing customer relationships are significantly higher than the current RNG market supply. Archaea is seen by our partners as a scale producer of RNG to this growing voluntary market, and we continue to press our advantage to build more production to meet this growing RNG demand. Back to you, Nick.

Archaea Energy Investor Presentation	Wednesday, 7th April 2021

Nick Stork

CEO, Archaea Energy

Thanks, Brian. On slide 14, in addition to our core business of creating RNG, we can generate six other different revenue streams from the same unit of landfill gas, which provides a diverse revenue stream and optionality to adjust to the market’s needs.

Adding to the core RNG revenue stream, we are also co-locating CO2 sequestration to geologically sequester a fairly pure source of CO2 already. We have a team of geologists on staff working on these projects full time. I will speak to this more in detail in the next few slides, but CO2 sequestration has the potential to meaningfully increase cash flow for Archaea. And as I mentioned earlier, it is a way that we are lowering our carbon intensity scores really significantly.

Moving to the other side of this slide, hydrogen is an additional and significant shift to RNG base case pricing. Creating green hydrogen from RNG would translate to $40 per mmbtu effective pricing under long term investment grade agreements. We are evaluating the potential of adding hydrogen development to two of our RNG development projects in California, that would start in 2023.

Moving to the next section on slide 16, I am excited to bring Archaea energy and Aria energy together. The combined business is one of the largest and fastest growing RNG producers in the world. It will have the right team, assets with upside, commercial strategy and approach to capital allocation to execute over the long term, all of which I will cover in more detail in the next few slides.

On slide 17, this combination creates the preeminent RNG team. Archaea’s current management team brings entrepreneurialism and gas processing expertise, but also brings capital discipline and a conservative ‘do not lose money’ approach to capital allocation. Rich and I are also landfill owners and we are proud garbagemen. We have been at the site running equipment at 4am to make sure we open. We have thrown trash on the back of a hauling truck. And when we talk to landfill owners about developing the resource they know we are going to do it. They know that we are going to do it in a way that is not going to put their core landfill or hauling business at risk.

Aria has deep operating expertise through close to 100 well trained plant operators around the country. They have a great track record of safety, environmental and compliance and a management team that is well respected in these areas.

Lastly, it will also benefit from Rice leading this PIPE, remaining on the board and we are excited to continue to work with them. Both management and Rice are totally aligned and putting up a significant amount of personal capital into this business, and we share the same long term vision.

Archaea Energy Investor Presentation	Wednesday, 7th April 2021

On slide 18, we are starting with a solid base of producing assets today. And we are developing a deep pipeline of low risk development opportunities, which include 13 conversion projects. These conversion projects currently use landfill gas to generate electricity. They already have gas development agreements, site leases, zoning, air permits and much of the critical infrastructure that is needed for RNG projects. Some of these projects are transformative. There are three projects specifically that can generate an additional $100 million of EBITDA combined, and we are going to sprint at developing these.

We are also going to focus on optimizing Aria’s existing producing RNG projects. For about a $10 million capital investment, we think we can generate an additional $20 million of EBITDA from these opportunities.

Lastly, Archaea brings 16 new RNG projects that are secured under gas rights agreements or are very close to being secured.

Both companies have identified over 25 new high probability development projects that we think we can sign the next few months. And that is how we get to a billion dollars in predictable free cash flow, which is our long-term goal. We can secure this pathway very soon, but in the meantime, as Kyle mentioned earlier, 95% of the estimated 2024 contribution is from assets this company has already secured under long term agreements today.

Moving to slide 19, I want to highlight one of our projects because it will be the largest landfill gas, renewable natural gas projects in the world, and it represents how we approach developing new projects. Project Assai is located outside of Scranton, Pennsylvania. It is a combination of two landfill gas sources from the Keystone Sanitary landfill and the Alliance landfill. We are midway through construction of this project, and we have long term contracts signed with the University of California, Energir and FortisBC, which translate to 80% of our volumes.

It will generate over $40 million of EBITDA from this project alone. We have life of gas rights at Keystone, so when you pair this with a high landfill capacity site, you have very high growth upside to that $40 million of EBITDA per year starting point.

Importantly, there are three Assai level projects in the Aria portfolio and a number of high flow electric projects right up there too. The low-risk nature of this project from the landfill gas sources, to the RNG contracts, to the relatively derisked construction schedule, and the strength of our management team, translated to an investment grade rating at a very attractive cost of debt capital at 4% interest rate from leading investors like Barings, Nuveen and Pac Life. These investors are looking to invest in green, predictable cash flow, and that is what we are offering. We think this approach will translate to better and better cost of capital for us in the future, and we will continue to be able to tap into the market’s appetite for green predictable yield for years to come.

I want to turn it back over to Brian McCarthy to walk through our commercial strategy and unit economics.

Archaea Energy Investor Presentation	Wednesday, 7th April 2021

Brian McCarthy

CFO and CCO, Archaea Energy

Thank you, Nick. On slide 20, we want to highlight why we have a different commercial strategy than our competitors. We’re building RNG projects with 20-plus year lives and match long term contracts to the tenor of our assets.

We expect environmental attributes like RINs or LCFS to be volatile and uncertain. Today, RIN prices are nearing $3, which translates into a $35 per mmbtu price. But just 15 months ago, we were far below that, at an implied $8 per mmbtu. We will make money even in the downside case scenario, and see any variable market as upside to optimize.

For the RIN exposure that we do have, we model $1.50 RIN price, which is below the historical average and far below current prices.

Partners are choosing Archaea because of our vision, our scale and our team. RNG production is fragmented. There are many one-off projects with uncertain success. Archaea has scale, the proven ability to perform, and substantial flowing volumes to meet the needs of our current partners.

On slide 21, we show our unit economics for an illustrative RNG project. Starting on the left hand side of the page, we receive value through multiple avenues: the brown gas value, renewable identification numbers or RINs, the low carbon fuel standard or LCFS, and from sequestering carbon dioxide or CO2.

Through our commercial strategy, we seek to minimize RIN exposure, contract our volumes through long term fixed price arrangements with investment grade counterparties.

The first three columns show our revenue stack under three scenarios.

The first assumes we are uncontracted and fully exposed to the current spot market for environmental attributes. As you can see, we would be realizing close to a $50 per mmbtu price.

The next column is what we budget internally for our uncontracted RNG volumes, which assumes a $1.50 RIN price and $140 per metric ton of LCFS value, which translates into $30 per mmbtu.

The last column shows the price at which we are able to lock in long term fixed price offtake, which gets us to around $15 per mmbtu. Our commercial strategy is to contract approximately 65% of our volumes under these fixed price contracts, leaving up to 35% upside exposure to RINs and LCFS, which results in a net blended price of $20 per mmbtu.

In many of our contracts, we have the option to flex more of our volumes under fixed pricing, which we would do if RIN prices materially weakened. Operating costs are primarily made up of two components: a royalty paid to the landfill owner, which ranges between 10 and 20% of revenue, and operating expenses which include electricity to operate the gas plants and sacrificial media.

These projects typically cost around $1 per mmbtu amortized over a 30-year period, and as Kyle has mentioned, very little maintenance capital requirements once placed into service. This leads to 60% free cash flow margins that we can reinvest in projects with a similar profile.

Back to you, Nick.

Archaea Energy Investor Presentation	Wednesday, 7th April 2021

Nick Stork

CEO, Archaea Energy

Thanks, Brian. As I mentioned earlier, we have a pathway to a billion dollars in predictable green free cash flow. We think the market opportunity can be much larger, and our approach unlocks this larger universe of opportunities.

As Brian walked through, this a highly attractive business model with compelling unit economics. We should expect increased competition. And that is why we are laser focused on creating a sustainable competitive advantage in cost structure and revenue optimization through these three initiatives.

We spent the last two years focused on building core projects and a core team but also on lowering RNG development costs by 40%. When we started Archaea LLC, this was a longer-term goal. But we now believe we can achieve this goal in 2022. Although to be clear, we do not model this in our conservative approach to projections.

We are doing this without radical changes to gas processing technology. Most of our reductions come from deploying a manufacturing approach to RNG development. For example, we have optimized small, medium, large, extra-large standard designs. We have perfected cold weather options and warm weather options. This pre-engineering and standardization lowers costs but also lowers the likelihood of mistakes and allows for much faster development.

For example, the Archaea version one plant approach allows to build projects in less than 24 months versus the industry standard 48 months.

Moving to the next slide, there are two other initiatives we want to highlight on slide 23.

By co-locating CO2 sequestration at our projects, we unlock new revenue streams and further expand the market when making smaller flow sites or sites further away from pipelines much more compelling.

CO2 sequestration will add multiple sources of new revenues for projects. For qualifying projects, we can generate the 45Q tax credit, which is $35 to $50 per ton of CO2 equivalent or an additional $1 to $5 per mmbtu uplift.

In addition to the 45Q and as I mentioned earlier, will also lower the carbon intensity of our projects, which can be monetized by generating higher LCFS credits. So each 10 point reduction in CI score will translate to $1 to $2 per mmbtu improvement.

So, for a 30 point reduction in CI, which is in line with some of our sequestration projects, there is an additional $3 to $6 per mmbtu of LCFS credit uplift. Onsite solar would add to these values.

Archaea Energy Investor Presentation	Wednesday, 7th April 2021

Importantly, and again, we are not modelling any benefits to CI scores, or LCFS credit assumptions in our model. We use flat credit assumptions. So there is $7 plus per mmbtu of unmodelled upside.

On the right side of the page, we think we can achieve higher contracted revenues by producing green hydrogen. We can achieve these increased revenues under long term investment contracts, just like our core RNG contracts. Importantly, we can do this with limited technology risk, using the industry standard processing technology, steam-methane reforming with water-gas shift reaction.

By using RNG as an input and doing our normal geological CO2 sequestration, we will create a negative CI score green hydrogen and industry leading levelized cost of production. We are not modelling any potential for green hydrogen in our projects, but we are increasingly excited about this market.

On slide 24, we see significant potential for Archaea to pursue RNG opportunities in the landfill gas industry. Currently, only 13% of landfill gas volumes are converted into RNG. The remaining gas is either converted into electricity or it is flared, or it is vented to the atmosphere, and there is significant value being wasted. And many of these are owned and operated by single plant operators that do not have the capital or knowhow to produce RNG. So there is a lot of value being left on the table all over the country.

And we know where these opportunities are. We have got the map out, and we have displayed that on the map on the right.

To summarize, we think our team and our company, especially with this public platform, puts us in an optimal position to capture many of these exciting opportunities that will further drive significant value creation.

Moving to the financial projections on slide 26, as we mentioned previously, the base business is profitable today. We expect to grow revenue 40% from 2020 to 2025, largely through the development of our existing backlog of projects. These projects are already under long term development agreements with landowners.

The operational improvements I referenced earlier in the focus on RNG development will drive higher EBITDA margins over time to flat and conservative commodity price assumptions. The quick payback period on these projects will result in significant free cash flow generation, starting in 2024. Brian?

Brian McCarthy

CFO and CCO, Archaea Energy

On slide 27, the revenue growth through 2024 is almost entirely driven by development of our existing backlog. We begin layering on additional projects we have not secured starting in 2025 from high probability development opportunities that we expect to close on in the near term.

The revenue mix shown here includes our conservative assumptions. There is $150 million of revenue upside in 2025 using current RIN pricing. The volumes assume two thirds long term fixed price, one third highest and best use, which currently are RINs and LCFS. We have the ability to flex more volumes to our fixed price contracts.

Over to Rich Walton, Archaea’s president, to talk to EBITDA margins.

Archaea Energy Investor Presentation	Wednesday, 7th April 2021

Rich Walton

President, Archaea Energy

Thanks, Brian. I get to talk about my favorite topic which is increasing profits while improving the environment. In the combined entity, there are a number of large opportunities to shift from producing electricity to higher margin RNG high BTU plants. In addition, the largest variable cost in a high BTU plant is power. As we integrate onsite renewable power to these sites, we have the ability to reduce carbon intensity on these projects. This cuts two ways. Not only does it eliminate the largest expense, but it drastically increases the value of the underlying gas, which flows entirely to the bottom line.

Furthermore, there is an opportunity to realize larger profits on each BTU. Not only can we sell into variable markets at prices above our existing fixed price arrangements, but we can also drastically reduce our costs to confirm RNG as transportation fuel in the RFS and LCFS versus legacy Aria agreements.

In addition, we are going to make technological driven improvements at the plant and field level to assist in capturing every molecule. These initiatives show paybacks in weeks or months, relative to years.

These include improvements to CO2 capture membranes and nitrogen rejection, improved measurement at the field level, well field improvements including the real time monitoring of per well collection efficiency and low capex re drills. These improvements all drive profitability and higher EBITDA margins. It is worth mentioning again that these assets are online. They are expected to produce flat or increasing over time as more waste is brought to the landfill. Said another way, we only need to spend around $20 million of capex each year to hold the $400 million of 2025 estimated EBITDA flat for 20 plus years. Thanks, and back to you, Brian.

Brian McCarthy

CFO and CCO, Archaea Energy

To get to the $400 million of 2025 estimated EBITDA that Rich just mentioned, we expect to spend around $200 million per year over the next three years, which drives the growth in EBITDA. This program can be funded with cash flow from operations and cash on hand pro forma for this transaction. Our leverage peaks at around two times net debt to run rate EBITDA. The forecast assumes very limited development beyond our existing asset base, but it is more likely that we will continue to sign up projects and continue EBITDA growth in the future.

But as Nick mentioned earlier, there is a high bar for capital deployment. RNG development, projects where no project exists and conversion, landfill gas to electric to RNG, represent the bulk of the growth in capex spending.

Capex in the ground produces 20 plus years of cash flow. Long term offtake and low maintenance capex coupled with consistent, predictable landfill gas production drives free cash flow for decades. I will turn it back over to Kyle to walk through valuation.

Archaea Energy Investor Presentation	Wednesday, 7th April 2021

Kyle Derham

President and CFO, Rice Acquisition Corp

Thanks, Brian. On slide 31, we have broken down the comp universe into four categories. The most straightforward analysis is to focus on the other public RNG players in the industry, Montauk, Ameresco and Clean Energy. When comparing Archaea’s growth, EBITDA margins and innovative strategy, it is clear to us that Archaea should trade at a substantial premium, yet we at Rice have been able to acquire the platform at highly attractive deal terms.

The alternative fuel names have some similarities to Archaea, but face significant headwinds, most importantly, a lack of feedstock security and limited growth prospects. Moving to the disruptors, this group is largely focused on promoting green hydrogen. As we have discussed, Archaea believes they can develop green hydrogen projects from RNG at a cost of $1.65 per kilogram through proven technology, which is well below the long-term targets of green hydrogen produced through electrolysis.

Moving to slide 33, here we focus on the other RNG comps across revenue, growth, EBITDA and margins. Archaea starts as a sizeable platform of similar scale to the rest of the comps, but has significantly higher growth and attractive margins and stands on its own starting in 2023.

When you add in the qualities, the team, their differentiated approach to development, hydrogen and CO2 sequestration, wrapped with a comprehensive commercial strategy, it is clear that Archaea should trade at a premium to the comps. We said this a few times, but it bears repeating. We are assuming $1.50 for RIN pricing, and current RINs are nearly double that. We expect to lock in 65% of our RNG volumes through fixed price offtake, but for the 35% exposure we do have to RINs, we have significant upside from here.

Moving to the next slide, we are showing how Archaea sizes up to a wider set of public comparables. When evaluating the growth, nearly 40% from 2020 to 2024, and EBITDA margins around 55%, Archaea looks like a disruptor comp more than an RNG comp, yet is priced lower than any of the names on this page.

Lastly, on slide 35, to drive this point home, we believe Archaea has the potential to be a $10 billion company. The comps certainly suggest it on a relative basis and the intrinsic value of the company’s underlying assets justify that on an absolute basis.

Lastly, on the bottom right, we show multiples of various prices. Even at $20 per share, Archaea would trade at an eight times multiple of 2024 estimated EBITDA, which is more than reasonable relative to the comps and we believe should provide immediate support for the stock price out of the gates. I will turn it back to Danny to wrap up our presentation.

Danny Rice

CEO, Rice Acquisition Corp

Thanks, Kyle. And thanks everybody for your time today. This final of slide really highlights, I think the 10 main reasons why Archaea Energy is a truly differentiated and compelling energy transition investment. There is strong sponsor alignment, an attractive valuation entry point for investors, a best in class team here, the predictable and perpetual feedstock that you get from landfill gas is so compelling, the proven technology that can be leveraged to generate this low risk growth, and the team has a very comprehensive commercial strategy and they are developing new revenue streams in a market with an expanding TAM that ultimately helps the environment in a truly sustainable way.

So we appreciate your interest. Thanks again for your time.

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